Exhibit 99.1

Altaba Appoints Richard L. Kauffman to Board of Directors

NEW YORK — Altaba Inc. (“Altaba” or the “Company”) (NASDAQ:AABA) today announced that its board of directors appointed Richard L. Kauffman as an independent director, effective August 11, 2017, filling the vacancy on Altaba’s board and bringing the total number of directors to five, four of whom are independent directors.

“We are delighted that Richard has agreed to join the Altaba Board of Directors,” said Eric K. Brandt, chairman of the board of Altaba. “His world-class financial markets experience and track record of success are the key skills we were seeking for this Director position. I am confident he will be a valuable addition as we execute our strategy to deliver value to our shareholders.”

“Richard is a uniquely qualified addition to our Board. His long record of leadership and accomplishments in the financial services industry, and more specifically in the capital markets arena, will add significant judgment and perspective as we look to execute our plan and build shareholder value,” said Thomas J. McInerney, chief executive officer of Altaba.

Mr. Kauffman is currently the Chairman of Energy & Finance for New York State, overseeing New York State’s entire energy portfolio. He has previously worked in energy and finance at some of the nation’s highest levels, including as senior advisor to U.S. Energy Secretary Steven Chu and as the chief executive officer of Good Energies, Inc., a leading investor in clean energy technologies. He also has held a number of positions in investment banking, including as a partner of Goldman Sachs, where he was the chairman of the Global Financing Group, and as vice chairman of Morgan Stanley’s Institutional Securities Business, co-head of its Global Banking Department, and head of Global Equity Capital Markets. In addition, he has served as chairman of the Board of Levi Strauss & Co., where he was also chair of the finance committee.

About Altaba Inc.

Altaba Inc. (NASDAQ:AABA) is an independent, publicly traded, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940. The fund’s assets primarily—but not entirely—comprise two investments: the first a substantial position in Alibaba Group Holding Limited, which has become one of the world’s largest online retailers, and the second in Yahoo Japan Corporation, now a leading Japanese internet company.

Prior to June 19, 2017, Altaba was known as “Yahoo! Inc.” Altaba was created after the sale of its operating businesses, at which time Yahoo! Inc. reorganized as an investment company, was renamed Altaba Inc., and began trading under the Nasdaq ticker symbol AABA. Visit www.altaba.com for more information.

Abernathy MacGregor

Alan Oshiki or Mike Pascale

212-371-5999

altaba@abmac.com